CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of our report dated August 17, 2009, relating to the consolidated financial statements of Utilipoint International, Inc. and subsidiary as of and for the years ended December 31, 2008 and 2007, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ REDW LLC

REDW LLC
Albuquerque, New Mexico

September 30, 2009